Exhibit 21.1

Valicert, Inc.

Subsidiaries of the Registrant

Valicert BV (The Netherlands)

Valicert Japan KK (Japan)

Valicert Software Development Private Ltd. (India)

Valicert UK Ltd. (United Kingdom)

Receipt.com, Inc.